Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ALION SCIENCE AND TECHNOLOGY CORPORATION

Alion Science and Technology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The original name of the corporation was Beagle Holdings, Inc. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 10, 2001.

The Certificate of Incorporation, as previously amended and restated, is hereby amended and restated to read as follows:

FIRST: The name of the corporation is Alion Science and Technology Corporation (the “Corporation”).

SECOND: The post office address of the initial registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, in New Castle County, and the name of the registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Twenty-Five Million (25,000,000) shares, of which:

a.	Twenty Million (20,000,000) shares shall be shares of common stock, par value $0.01 per share (which, for purposes of clarity, includes all issued shares of the Corporation’s common stock, par value $0.01 per share, authorized and issued immediately prior to the effectiveness of this Fourth Amended and Restated Certificate of Incorporation) (the “Common Stock”), which Common Stock may be issued from time to time in one or more series, each of such series to have such voting power (collectively, such series of Common Stock issued with such voting power, the “Voting Common Stock”), or no voting power except as otherwise required by applicable law or as set forth herein (collectively, such series of Common Stock issued without such voting power (except as otherwise required by applicable or as set forth herein), the “Non-Voting Common Stock”), as stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors and in the certificate filed pursuant to applicable Delaware law fixing the voting powers, if any, of such series of Common Stock; and

b.	Five Million (5,000,000) shares, par value $0.01 per share, shall be shares of preferred stock, (the “Preferred Stock”).

FIFTH: The rights, preferences, privileges, and restrictions granted to and imposed on the Voting Common Stock are as set forth below in this Article FIFTH:

a.	Except as otherwise required by law or as expressly provided in this Certificate of Incorporation with respect to voting rights, each share of Voting Common Stock shall have the same powers, rights and privileges as, and shall rank equally, share ratably and be identical in all respects as to all matters with, each other share of Voting Common Stock and each share of Non-Voting Common Stock.

b.	Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation, holders of Voting Common Stock and holders of Non-Voting Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

c.	At every annual or special meeting of stockholders of the Corporation, each holder of Voting Common Stock shall be entitled to cast one vote for each share of Voting Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

SIXTH: The rights, preferences, privileges, and restrictions granted to and imposed on the Non-Voting Common Stock are as set forth below in this Article SIXTH:

a.	Except as otherwise required by law and except as expressly provided in this Fourth Amended and Restated Certificate of Incorporation with respect to the absence of voting rights and the other matters addressed below, each share of Non-Voting Common Stock shall have the same powers, rights and privileges as, and shall rank equally, share ratably and be identical in all respects as to all matters with, each other share of Non-Voting Common Stock and each share of Voting Common Stock.

b.	Subject to the rights of the holders of Preferred Stock and to the other provisions of this Fourth Amended and Restated Certificate of Incorporation, holders of Non-Voting Common Stock and holders of Voting Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that if such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, or securities convertible into, or exercisable or exchangeable for, Common Stock, the holders of Non-Voting Common Stock shall receive Non-Voting Common Stock or rights to acquire Non-Voting Common Stock or securities convertible into, or exercisable or exchangeable for, Non-Voting Common Stock, as applicable; provided, further, that if such dividend or other distribution with respect to the Common Stock is paid in the form of shares of any class or series of securities of any other corporation or other entity, the holders of Non-Voting Common Stock may receive securities that differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion provisions, so as to preserve the relative voting rights and related difference in conversion provisions of each such series of Common Stock in effect immediately prior to such dividend or other distribution as determined by the Board of Directors.

c.	The holders of Non-Voting Common Stock shall not be entitled to any voting rights except as set forth in this Certificate of Incorporation or as required by law.

d.	If an adjustment in the then outstanding shares of Voting Common Stock shall be made through a subdivision or combination of the outstanding shares of Voting Common Stock into a greater or lesser number of shares of Voting Common Stock then an identical adjustment shall at the same time be made to the then outstanding shares of Non-Voting Common Stock. The Company shall not make an adjustment in the then outstanding shares of Non-Voting Common Stock, whether through a subdivision or combination of the outstanding shares of Non-Voting Common Stock into a greater or lesser number of shares of Non-Voting Common Stock, unless it makes an identical adjustment at the same time to the then outstanding shares of Voting Common Stock.

SEVENTH: Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

The Board of Directors is authorized, subject to limitations prescribed by law and this Fourth Amended and Restated Certificate of Incorporation, from time to time to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to applicable Delaware law, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide:

a.	That such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation.

b.	The distinctive designation, stated value and number of units comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of units then outstanding) from time to time by action of the Board of Directors;

c.	The rate of dividend, if any, on the units of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on units of that series over units of any other series;

d.	Whether the units of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per unit payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other entity, payable in case of redemption;

e.	Whether that series shall have a sinking fund for the redemption or purchase of units of that series and, if so, the terms and amounts payable into such sinking fund;

f.	The rights to which the holders of the units of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, and the relative rights of priority, if any, of payment of units of that series;

g.	Whether the units of that series shall be convertible into or exchangeable for units of any class or any other series of Preferred Units and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of units or similar event;

h.	Whether the units of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

i.	Whether the issuance of any additional units of such series, or of any units of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

j.	Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of the Certificate and this Agreement and to the full extent now or hereafter permitted by the laws of the State of Delaware.

The total number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of holders of Preferred Stock or any series thereof, except as otherwise stated in this Certificate of Incorporation.

EIGHTH: The business and affairs of the Corporation shall be managed by the Board of Directors. The number of the directors of the Corporation shall be fixed from time to time by or pursuant to the bylaws of the Corporation (the “Bylaws”). The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible as determined from time to time, the first class (“Class 1”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the first year following the effective date of the Corporation’s first registration of Common Stock (the “Effective Date”) pursuant to the Securities Act of 1933, as amended, the second class (“Class 2”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the second year following the Effective Date, and the third class (“Class 3”) to be originally elected for a term expiring at the annual meeting of stockholders to be held in the third year following the Effective Date, with each class to hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their elections. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws. The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by applicable Delaware law, and all rights conferred upon stockholders in this Fourth Amended and Restated Certificate of Incorporation are granted subject to this reservation.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights conferred herein are granted subject to this reservation.

ELEVENTH: The Corporation is to have perpetual existence.

TWELFTH: The personal liability of the directors and officers of the Corporation is hereby limited and eliminated to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended and supplemented. No amendment or repeal of this Article TWELFTH shall apply to or adversely affect any right or protection of any director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment or repeal.

This Fourth Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the written consent of the sole stockholder of the Corporation in accordance with the applicable provisions of Sections 228, 242, and 245 of the Delaware General Corporation Law (the “Act”) and written notice of the adoption of this Fourth Amended and Restated Certificate of Incorporation has been given as Section 228 of the Act to every stockholder entitled to such notice.

This Fourth Amended and Restated Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, Alion Science and Technology Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed under penalty of perjury by Bahman Atefi, its Chief Executive Officer, as his act and deed certifying that the facts stated herein are true this 20th day of December 2012.

/s/ Bahman Atefi
Name:	Bahman Atefi
Title:	Chief Executive Officer